RESTATED CERTIFICATE AND ARTICLES OF INCORPORATION OF DELMARVA POWER & LIGHT COMPANY (a Delaware and Virginia corporation)

          The present name of the corporation is DELMARVA POWER & LIGHT COMPANY. The corporation was originally incorporated under the name AMERICAN POWER COMPANY by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 22, 1909.

          This Restated Certificate and Articles of Incorporation of the corporation, which both restates and further amends the provisions of the corporation's Certificate and Articles of Incorporation, as amended, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and Sections 13.1-707 and 13.1-711 of the Stock Corporation Act of the Commonwealth of Virginia. And further, this Restated Certificate and Articles of Incorporation has been approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware and Section 13.1-657 of the Stock Corporation Act of the Commonwealth of Virginia.

The Certificate and Articles of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:
FIRST: The name of this Corporation is "DELMARVA POWER & LIGHT COMPANY" (the "Corporation").

          SECOND:     The address of the Corporation's registered office in the State of Delaware is 800 King Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is PHI Service Company, c/o Legal Department. The address of the Corporation's registered office in the Commonwealth of Virginia is 4701 Cox Road, Suite 301 in the City of Glen Allen, 23060. The name of its registered agent at such address is CT Corporation System, which is a foreign stock corporation authorized to transact business in the Commonwealth of Virginia.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                    In limitation of the foregoing, the Company shall, in Virginia, conduct the business of an electric utility as a public service company, and it shall have power to conduct, in Virginia, other public service business or non-public service business so far as may be related to or incidental to its stated business as a public service company and in any other state such business as may be authorized or permitted by the laws thereof. Nothing in this paragraph shall limit the power of the Company in respect of the securities of other corporations.

          FOURTH:     The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares, all of which shall be shares of common stock with a par value of $2.25 per share ("Common Stock"). Such of the authorized shares of Common Stock as are unissued at any time may be issued, in whole or in part, at any time or from time to time by action of the Board of Directors, subject to applicable law and pursuant to the terms and subject to the conditions set forth in the Certificate and Articles of Incorporation.

          FIFTH:     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware and the Commonwealth of Virginia, the Board of Directors is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

          SIXTH:     No director of the Corporation shall be personally liable to the Corporation for monetary damages for breach of fiduciary duty by such director, provided, however, that this Article SIXTH shall not eliminate or limit the liability of a director to the extent provided by law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH: Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

          EIGHTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate and Articles of Incorporation, and other provisions authorized by the laws of the State of Delaware and the Commonwealth of Virginia at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate and Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

          IN WITNESS WHEREOF, DELMARVA POWER & LIGHT COMPANY has caused this Restated Certificate and Articles of Incorporation to be executed by Thomas S. Shaw, its President, as of the 21st day of February, 2007.

DELMARVA POWER & LIGHT COMPANY
By: /s/ T. S. SHAW Name: Thomas S. Shaw Title: President and CEO
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